Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER AND NINE MONTHS ENDED MARCH 31, 2010

SAN DIEGO, California, April 29, 2010 - ResMed Inc. (NYSE: RMD) today announced record revenue and income for the quarter ended March 31, 2010. Revenue for the quarter ended March 31, 2010 was $278.7 million, a 22% increase (an 18% increase on a constant currency basis) over the quarter ended March 31, 2009. For the quarter ended March 31, 2010, income from operations was $61.2 million and net income was $48.8 million, an increase of 16% and 25%, respectively, compared to the quarter ended March 31, 2009. Diluted earnings per share for the quarter ended March 31, 2010 were $0.63, an increase of 24% compared to the quarter ended March 31, 2009.

SG&A expenses were $84.1 million for the quarter ended March 31, 2010, an increase of $13.3 million, or 19% (an 11% increase on a constant currency basis) over the quarter ended March 31, 2009. SG&A expenses were negatively impacted by the depreciation of the U.S. dollar against international currencies. The increase in SG&A was primarily due to expenses necessary to support sales growth. SG&A costs were 30% of revenue in the quarter ended March 31, 2010, compared to 31% in the quarter ended March 31, 2009.

R&D expenses were $18.3 million for the quarter ended March 31, 2010, or 7% of revenue. R&D expenses increased by 32% (a 4% increase on a constant currency basis) compared to the quarter ended March 31, 2009. R&D expenses were negatively impacted by the depreciation of the U.S. dollar against international currencies, particularly the Australian dollar.

The company amortized acquired intangibles of $2.0 million ($1.3 million, net of tax) during the quarter ended March 31, 2010. Stock-based compensation costs incurred during the quarter ended March 31, 2010 of $8.0 million ($5.7 million, net of tax) consisted of expenses associated with stock options, and restricted stock units, and our employee stock purchase plan.

During the quarter ended March 31, 2010, the company donated $1.0 million ($0.6 million, net of tax) to the ResMed Foundation. The Foundation’s primary mission is to promote research, as well as public and physician awareness of the importance of sleep and respiratory health throughout the world.

For the nine months ended March 31, 2010, revenue was $800.8 million, an increase of 20% over the nine months ended March 31, 2009. For the nine months ended March 31, 2010, income from operations and net income were $171.8 million and $136.9 million, an increase of 30% and 35%, respectively, compared to the nine months ended March 31, 2009. Diluted earnings per share for the nine months ended March 31, 2010 were $1.77 per diluted share, an increase of 35% compared to the nine months ended March 31, 2009.

Inventory, at $197.8 million, increased by $40.4 million compared to June 30, 2009. Accounts receivable days sales outstanding, at 70 days, decreased by 4 days compared to June 30, 2009.

Kieran T. Gallahue, President and Chief Executive Officer, commented, “In the third quarter of fiscal 2010, we continued to show strong growth year-over-year in the Americas, as well as in Europe and Asia/Pacific. Our favorable mix of product sales and market share gains led to a 20% increase in the Americas over the prior year’s quarter, resulting in $146.8 million in revenue. Sales outside the Americas increased by 25% to $131.9 million over the prior year’s quarter, or a 16% increase on a constant currency basis. Operating profit for the March quarter was $61.1 million and cash flow from operations was $53.5 million, demonstrating excellent operating performance. The launches of the S9™ AutoSet and Elite products, the Swift™ FX mask and the Mirage™ SoftGel mask are going especially well. The two new masks are receiving outstanding feedback from customers and patients. HME dealers, physicians, and patients are excited about the improved comfort and sleek, bedroom-friendly design of the S9, but most importantly about the potential for the S9 Series to drive greater patient adherence to therapy.

“Our opportunities for sustained growth continue to present themselves with the increasing confirmation of the strong impact of the relationship between sleep-disordered breathing, obstructive sleep apnea and co-morbidities such as cardiac disease, diabetes, hypertension and obesity. The National Institutes of Health released a clinical study just this month showing that obstructive sleep apnea is associated with an increased risk of stroke in middle-aged and older adults, especially men. There continues to be abundant new evidence that treating sleep-disordered breathing and obstructive sleep apnea can improve health, quality of life and also mitigate the dangers of sleep apnea in occupational health and safety, especially in the transport industry.”

About ResMed

ResMed is a leading developer, manufacturer and distributor of medical equipment for treating, diagnosing, and managing sleep-disordered breathing and other respiratory disorders. The company is dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. US Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Website at www.resmed.com or by dialing (800) 573-4754 (domestic) or +1 (617) 224-4325 (international) and entering conference I.D. No. 85590553. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 23407392.

Further information can be obtained by contacting Constance Bienfait at ResMed Inc., San Diego, at (858) 836-5971; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

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RESMED INC AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Net revenue	$278,659	$227,865	$800,785	$668,776
Cost of sales	112,076	88,922	319,819	271,682

Gross profit	166,583	138,943	480,966	397,094

Operating expenses:
Selling, general and administrative	84,133	70,866	244,984	212,289
Research and development	18,279	13,882	55,252	46,089
Amortization of acquired intangible assets	1,992	1,677	5,967	5,304
Donation to Foundation	1,000	—	3,000	1,000

Total operating expenses	105,404	86,425	309,203	264,682

Income from operations	61,179	52,518	171,763	132,412

Other income (expenses), net:
Interest income, net	4,092	2,218	9,383	8,115
Other income, net	2,387	(1,142)	7,515	(1,224)

Total other income, net	6,479	1,076	16,898	6,891

Income before income taxes	67,658	53,594	188,661	139,303
Income taxes	18,824	14,396	51,742	38,225

Net income	$48,834	$39,198	$136,919	$101,078

Basic earnings per share	$0.65	$0.52	$1.82	$1.33
Diluted earnings per share	$0.63	$0.51	$1.77	$1.31

Basic shares outstanding	75,438	75,821	75,324	75,725
Diluted shares outstanding	77,830	77,255	77,178	77,264

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RESMED INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	March 31, 2010	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$520,936	$415,650
Accounts receivable, net	223,670	212,096
Inventories	197,812	157,431
Deferred income taxes	44,573	44,368
Income taxes receivable	7,429	2,067
Prepaid expenses and other current assets	35,938	21,672

Total current assets	1,030,358	853,284

Property, plant and equipment, net	405,098	377,613
Goodwill	215,440	213,169
Other intangibles	36,050	35,023
Deferred income taxes	21,201	19,364
Other assets	5,347	9,515

Total non-current assets	683,136	654,684

Total assets	$1,713,494	$1,507,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,856	$48,293
Accrued expenses	86,816	67,018
Deferred revenue	31,031	28,881
Income taxes payable	40,573	56,972
Deferred income taxes	473	391
Current portion of long-term debt	114,231	67,545

Total current liabilities	324,980	269,100

Non-current liabilities:
Deferred income taxes	9,694	11,137
Deferred revenue	13,505	15,238
Income taxes payable	3,618	3,110
Long-term debt	29,466	94,191

Total non-current liabilities	56,283	123,676

Total liabilities	381,263	392,776

Stockholders’ Equity:
Common stock	303	301
Additional paid-in capital	617,190	522,982
Retained earnings	831,710	694,791
Treasury stock	(285,190)	(208,659)
Accumulated other comprehensive income	168,218	105,777

Total stockholders’ equity	1,332,231	1,115,192

Total liabilities and stockholders’ equity	$1,713,494	$1,507,968

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